Exhibit 99.2

N E W S R E L E A S E

CONTACT: Martina Linders                         FOR IMMEDIATE RELEASE
    (312) 279-1430                     October 8, 2012

ELS Announces Information
Regarding Potential CEO Change

CHICAGO, IL - October 9, 2012 - Equity LifeStyle Properties, Inc. (NYSE:ELS) (the “Company”) announced today that Chief Executive Officer Thomas Heneghan has updated the Company with respect to his discussions with Equity International at meetings held on Monday and Tuesday of this week. Based on those discussions and subject to formal documentation and entry of certain agreements, it is reasonably likely that he will accept the position of chief executive officer of Equity International with an appropriate period for transitioning through February 2013.
Succession planning has been a continuous topic of discussion among the members of the Company's Board of Directors, and the Board has great confidence in the Company's current president Marguerite Nader, a 20-year veteran of the Company, and the senior management team to continue the Company's long-standing stable performance and growth.

Equity LifeStyle Properties, Inc. owns or has an interest in 382 quality properties in 32 states and British Columbia consisting of 141,077 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
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